Exhibit 10.4

Dated the 05th day of November 2019

SHIGEMITSU INDUSTRY CO. LTD

AJISEN OVERSEAS FRANCHISING
COMPANY LIMITED

and

AJISEN RAMEN (CANADA) INC.

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FRANCHISE AGREEMENT

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PANG, KUNG & Co.

Solicitors, Hong Kong SAR

Rooms 1808-9, 18th Floor

71 Des Voeux Road Central

Hong Kong

THIS AGREEMENT made the                   day of             Two Thousand And Nineteen

BETWEEN

(A)	SHIGEMITSU INDUSTRY CO. LID SHIGEMITSU INDUSTRY CO. LTD whose registered office is situated at 448 Karakawa, Kikuyo-machi, Kikuchi-gun, Kumamoto, 869-1107, Japan (“the Head Franchisor”)

(B)	AJISEN OVERSEAS FRANCHISING COMPANY LIMITED whose registered office is situate at 6/F, Ajisen Group Tower, Block B, 24-26 Sze Shan Street, Yau Tong, Kowloon, Hong Kong (“the Franchisor” and together with the Head Franchisor as “the Franchisors”); and

(C)	AJISEN RAMEN (CANADA) INC. whose registered office is situated at Units 23 & 25 - 7010 Warden Avenue, Toronto, Ontario, Canada (“the Franchisee”)

WHEREAS :-

(1)	The Franchisor has been granted by the Head Franchisor, the owner of the trademark and trade name of “味千拉面” (hereinafter referred to as “the Trade Name”), the exclusive right to grant franchise outside of Japan, China, Hong Kong, Macao, Singapore, Malaysia, Indonesia and the Socialist Republic of Vietnam to carry on the business of marketing and selling noodles with a unique soup base and the operation of Japanese-style noodle restaurants with the use of the Trade Name all over the world. The operation of “味千拉面” is conducted with a distinctive format and standard which comprise its trade names, trademarks, logos, designs, operational procedures, implementation plans, management guidelines, methods, personnel policies, training, specifications, style, settings, seating plans, menus, products, utensils, advertising, etc. (hereinafter referred to as “the Method”).

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(2)	The Franchisors and the Franchisee agree that there are great opportunities to carry on and develop the Business in Canada.

(3)	Now the parties hereto desire to renew their cooperation and the agreement upon the terms and conditions as herein contained.

WHEREBY IT IS MUTUALLY AGREED BY AND BETWEEN the parties hereto as follows :

1.	In this Agreement unless the context otherwise requires the expression hereinbelow shall have the following meanings:

“Business”	means operating chain shops and vending of instant noodles in accordance with the Method under the Trade Name in Canada.

“Products”	means the noodles, soup base and other food products sold under the Trade Marks as may be advised and approved by the Franchisors.

“Trade Marks”	means the trade names, trade marks, designs, logos, patent and such other proprietary rights as may be owned or entitled to use by the Franchisors in connection with and/or for use in the course of the Business as at the date hereof and/or hereafter

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2.	APPOINTMENT

2.1	The Franchisors hereby grant and give unto the Franchisee during the continuance of this Agreement a franchise or licence to operate shops and carry on the Business in Canada (“the Territory”) by opening shops on its own and sub-franchising the Business in the Territory.

2 2	The Franchisee hereby acknowledges that the franchise or licence granted pursuant to this Agreement is personal to the Franchisee and shall not be transferred assigned mortgaged charged or sub-licensed in whole or in part without the previous written consent of the Franchisors save and except in accordance with the terms and conditions of this Agreement.

2 3	The franchise or licence shall be deemed to be revoked upon expiration or termination of this Agreement or sale of the operation by the Franchisee in accordance with terms hereinafter provided.

2.4	Waiver by the Franchisors or any particular default by the Franchisee shall not affect or prejudice the Franchisors’ rights in respect of any other default nor any subsequent default of the same or of a different kind nor shall any delay or omission of the Franchisors to exercise any right arising from any default affect or prejudice the Franchisors’ rights as to the same or any future default.

3.	TERM

3.1	Without prejudice to Sub-clause 6.9 and Clauses 7 and 10 herein, this Agreement shall Come into force from 1st day of Jan 2020 and shall be TWENTY (20) YEARS renewable for a further term of TEN (10) YEARS commencing from the date of signing of this Agreement.

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4.	FEES AND PAYMENT

In consideration of the granting of the licence franchise and other rights hereinafter provided the Franchisee shall make the following payments:

4.1	As a show of support to the Franchisee, the Franchisors hereby wave the payment of lump-sum Franchise Fees for the first 4 shops opened and operated by the Franchisee the locations and information of which are particularized in the Schedule hereto. From the 5th shop onwards, the Franchisee shall pay the Franchisors a lump-sum Franchise Fee for every new shop operated by the Franchisee in the sum of DOLLARS TEN THOUSAND (US$ 10,000.00) in the Currency of the United States (hereinafter referred to “the Franchise Fee”) to be split equally between the Head Franchisor and the Franchisor. For each and every of the shop the Franchisee operates, the Franchisee shall pay a continuing monthly Royalty Fee in the sum of DOLLARS ONE THOUSAND US$ 1,000.00) in the Currency of the United States payable on the first day of each and every month to be split equally between the Head Franchisor and the Franchisor. The said continuing Franchise Fee shall be paid by the Franchisee to the Franchisor on a half-yearly basis and on the 30th day of June and the 31st day of December of each and every year during the continuance of this Agreement.

4.2	If the Franchisee shall sub-franchise the Business to any third party in the Territory during the continuance of this Agreement, the Franchisee shall adopt the following terms in the sub-franchising agreement with such third party:

(a)	The term of the sub-franchise agreement shall not be longer than the term of this Agreement;

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(b)	The sub-franchisee shall pay a lump-sum franchisee fee in the sum of DOLLARS FORTY THOUSAND (CAD40,000.00) in the Currency of Canada to be split as follows:

a.	CAD20,000.00 to the Franchisee;

b.	CAD 10,000.00 to the Head Franchisor; and

c.	CAD 10.000.00 to the Franchisor

(c)	The sub-franchisee shall also pay a Monthly Royalty Fee equivalent to THREE PERCENT (3%) of the monthly sales of each shop operated by sub-franchisee; such Monthly Royalty Fee shall be split equally between the Franchisee of the one part and the Franchisors on the other part; and

(d)	At the sole discretion of the Franchisee, the Franchisee shall be entitled to receive a Monthly Marketing Fee from the sub-franchisee not more than ONE PRECENT (1%) of the monthly sales of each shop operated by sub-franchisee.

At the request of the Franchisors, the Franchisee shall supply copies of invoices or demand notes as the case be they issued to each sub-franchisee for audit purpose. Each and every sub-franchise agreement to be entered into between the Franchisee and sub-franchisee shall be submitted to the Franchisors for prior approval.

4.3	During the continuance of this Agreement, the Franchisee shall pay the Franchisors for all costs (including but not limited to freight and all forms of transportation costs) of supplying noodle and soup bases and other supplies to the Franchisee by the Franchisors (hereinafter referred to as the “Cost of Supplies”). The Cost of Supplies shall be paid by the Franchisee to the Franchisors in advance during the continuance of this Agreement. For all subsequent orders, the Franchisee needs to place a purchase order with the Franchisors first and the Franchisors shall return a quotation with the proposed shipping date to the Franchisee. The Franchisee will need to confirm the quotation in writing and make the remittance to the Franchisors or its nominee before production and shipment. Delivery will be made to the Franchisee at least one month or more after the payment of the Cost of Supplies.

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4.4	The payment of the Franchise Fee and the Cost of Supplies shall be made in accordance with the instructions of the Franchisors as may be advised from time to time by the Franchisors.

5.	OBLIGATIONS OF FRANCHISORS

During the continuance of this Agreement, the Franchisors agree and undertake to fulfill the following obligations:

5.1	to permit the Franchisee to do Business under the Trade Name and to use the Trade Name or words in advertising the Business.

5.2	To consult, advise and/or assist the Franchisee in connection with the location of premises for the operation of the Business, commencement and development of the Business in Canada in particular relating to the design, setting, layout, seating plans, equipment, fixtures, fittings, renovation of the Shop in compliance with the requirements of the Business. The Franchisee may engage its own contractor for the renovation or decoration of the Shop at its own expenses provided that the standard or level of workmanship shall meet the requirements of the Franchisors.

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5.3	To advise the Franchisee on the management, technical knowledge, training, personnel policies, finance, promotion, advertising and/or any issues in connection with the operation of the Business.

5.4	To provide if the Franchisors think fit operation manual instructions or direction from time to time as guidelines for the operation of the Business. If an operation manual is supplied by the Franchisors to the Franchisee, the operation manual so supplied shall serve as the objective standards by which the performance and observation of the obligations of the Franchisee as provided hereunder are assessed.

5.5	To provide free training at the request of the Franchisee for not less than two of its employees and staff for the operating of Business in the management, plans, measures, techniques, methods, services, standards, etc for a period of not less than 1 month in the outlet designated by the Franchisors at such place as determined by the Franchisors from time to time. For the avoidance of doubt, during such training period, the employees on training shall remain the employees the Franchisee and all related salaries or wages or such other expenses of the employees on training including but not limited to air-ticket fares and accommodation shall be borne by the Franchisee.

5.6	To send or delegate at least one qualified person in the employ of the Franchisors at the Franchisors’ own expenses to assist, advise and/or supervise the Franchisee in connection with the preparation and opening of the Shop and/or premises for the operation of the Business for a period of not less than two weeks or the launching of any campaigns and/or promotion activities. But the Franchisee shall provide accommodation and transportation to the said qualified person during such his stay in Canada. At the request of Franchisee, the Franchisors may extend the stay of the said qualified person beyond the two-week period provided that the Franchisee shall be responsible for all additional costs thereto including the salaries or wages of the said qualified person during the extend period.

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5.7	To make available and to supply to the Franchisee noodle together with the Franchisors’ unique soup base and other supplies at such prices for other products as may be charged and supplied by the Franchisors. The Franchisors. will supply the Franchisee with the prices of supplies from time to time. The Franchisors reserve the right to designate the items of supplies and change the process of the Products it supplies to the Franchisee from time to time.

5.8	to promote the Trade Name and the Business in Canada, and to issue from time to time for distribution among potential customers leaflets pamphlets and other advertising material including addresses of outlets and telephone numbers of the Franchisee and other operators as the Franchisors deems fit.

5.9	To advise and provide at the request of the Franchisee materials, information and assistance for advertising, sales promotion and/or publicity campaigns of the Business from time to time and to allow the Franchisee to conduct the advertising sales promotion and/or publicity campaigns of the Business in such a manner in the opinion of the Franchisee are effective and suitable for the taste of the local market.

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6.	OBLIGATIONS OF FRANCHISEE

During the continuance of this Agreement, the Franchisee agrees and undertakes to fulfill the following obligations:

6.1	To carry on the Business only on or from the premises at the Shop which has previously been approved by the Franchisors.

6.2	To consult with the Franchisors on the decoration, renovation, partitioning, reimbursement furnishing, equipment, fixtures and fittings in the Shop and/or premises for the Business so that the format and standard of the Shop are in compliance with the requirements of the Business.

6.3	To comply with all laws byelaws and regulations applicable to the type or nature of the Business from time to time issued by the local government or authorities.

6.4	To conduct the Business in an orderly and businesslike manner and to comply with the format, standards, reasonable rules, operation manual(s), guidelines and directions as may be advised by the Franchisors and maintain the quality of the products served.

6.5	To obtain at its own expense such consents licences and permissions as may be necessary the operation of the Business on the premises and the exhibition of advertising signs and other matters.

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6.6	To cooperate with the Franchisors in the establishment and maintenance of the facilities for the operation of the business at the Shop as may be suitable for the Business.

6.7	To devote the Shop entirely to the operation of the Business

6.8	To take such reasonable steps and measures to store and preserve the materials or ingredients supplied by the Franchisors for the Business.

6.9	(Not Applicable)

6.10	To maintain and upkeep the Shop for the Business and the fixtures and fittings therein in a reasonable state of repair and cleanliness so as to enhance the reputation of the trade name of the Franchisors and to promote the Business.

6.11	To recruit and employ a sufficient number of qualified staff and workers to ensure the smooth and efficient operation of the Business at the Shop and/or Premises, to provide suitable training therefor and to ensure that the staff and workers serve the customers and patrons in a courteous, polite and pleasant manner.

6.12	To ensure the staff and workers working at the Shop to wear such uniform and in such manner as may be advised by the Franchisors and such uniform shall at all times be in a reasonable state of cleanliness and neatness

6.13	To pay the Cost of Supplies to the Franchisors in accordance with Clause 4 hereinabove promptly and on time.

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6.14	To furnish the Franchisors with an audited profit and loss account of the Business for its reference as may from time to time be requested by the Franchisors.

6.15	To diligently promote and make every effort steadily to increase the Business by advertisements suitable signs Provided Always that no such designs advertising signs or other forms of publicity shall be used in connection with the Business unless the same shall have been first submitted to and approved as to content design form colour number location and size by the owner as meeting is standards.

6.16	To permit the Franchisors and its authorized representatives at all reasonable times to enter upon the premises for the purpose of ascertaining whether the provisions of this Agreement are being complied with.

6.17	To make available to the Franchisors or such authorized representatives all books records accounts vouchers and other matters relating to the conduct of the Business and permit them to take copies of any of the same and provided them with such explanations as they reasonably require.

6.18	To attend such meetings with the Franchisors as may be convened at the direction of the Franchisors from time to time for reporting to the Franchisors of the operation of the Business and for receiving such guidelines and/or direction from the Franchisors.

6.19	Not to use the Trade Name upon or in relation to any documentation merchandise equipment supplies accessories or other articles unless the same shall have been first submitted to and approved in writing by the Franchisors as meeting its standards of quality and utility.

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6.20	Not to sell or give away any Products supplied by the Franchisors to the Franchisee to any third party or parties except for the immediate consumption and promotion of the same on the premises.

6.21	Not to divulge any trade secrets in respect of the Business to any unauthorized person or party without the previous written consent of the Franchisors.

6.22	This Agreement shall be personal to the Franchisee named in this Agreement and shall in no way vest upon any of Franchisee’s personal representatives, or successors-in-title, trustees or committee and without in any way limiting the generality of the foregoing, the following acts and events shall, unless approved in writing by the Franchisors (which approval the Franchisors may give or withhold at its absolute discretion without assigning any reason therefor), be deemed to be breaches of this Clause :

(i)	Any take over reconstruction amalgamation merger or liquidation of the Franchisee.

(ii)	In the case of a Franchisee which is a limited company, any change in the person or persons who owns or own a majority of the voting shares of and in the Franchisee or otherwise has or have effective control of the Franchisee or any change in the membership of its Board of Directors.

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(iii)	in the case of a Franchisee which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(iv)	Any change in the Franchisee’s business name.

7.	LOCATION OF PREMISES FOR OPERATION

7.1	(a)	The Franchisee shall at its own expenses engage estate agent for the purpose of looking for such sites or locations or premises as may be designated by the Franchisors for the operation of the Business.

(b)	The Franchisee shall enter into such tenancy agreement with the landlord of the premises on such terms and conditions as may be approved by the solicitors for the Franchisors.

(c)	The costs and expenses arising from or in connection with the location of suitable premises for the operation of the Business and related legal matters shall be borne by the Franchisee absolutely.

(d)	In the event that the Franchisee shall fail to procure the entry into any agreement or obtaining possession of suitable premises for the commencement of the Business within TWELVE (12) months from the date of signing of this Agreement, this Agreement shall be deemed to be terminated immediately upon the expiration thereof and the Franchise Deposit already paid by the Franchisee to the Franchisors shall be forfeited by the Franchisors as the agreed service charges for assisting the Franchisee in the initial planning and the rendering of advice on the locating of premises. Both parties are thereafter discharged from the further performance of the terms and conditions of this Agreement but without prejudice of any claim by the Franchisors against the Franchisee for any antecedent breach.

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8.	TRADEMARKS

8.1	The Franchisee understands and hereby acknowledges that the Franchisors has the right to use in Canada.

(a)	the Method and all parts thereof including without limitation all procedures supplement forms advertising matter devices marks service marks trade marks insignia trade names and slogans from time to time used as a part of in connection with or applicable to the Method;

(b)	the copyrights, trade mark registrations, trade names and patents now or hereafter applied for or granted in connection therewith; and

(c)	the right to licence or franchise others to use the trade name and all goodwill therein including all goodwill accruing to the use thereof by the Franchisee.

8.2	The Franchisee hereby warrants that it shall not apply, whether directly or indirectly or whether by itself or any agent, for the registration of the Trade Marks or similar marks in Canada in the capacity of a proprietor or owner.

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8.3	If the Franchisee is aware of and/or suspects any infringement of the rights of the Franchisors in connection with the Business by other person(s) or parties, the Franchisee shall promptly notify the Franchisors of such infringement and to give such reasonable assistance to the Franchisors in the conduct of any legal action to protect the Franchisors’ rights.

8.4	The parties hereby acknowledge and agree that the Franchisors has commenced the registration of the Trade Marks in Canada. The Franchisors agree that, during the continuance of this Agreement, the Franchisors will be responsible for any litigations in Canada arising from or in connection with the Trade Marks and the related legal costs. The Franchisee also covenants with the Franchisors that the Franchisee shall not make any claim against the Franchisors in respect of the use or registration of the Trade Marks pursuant to this Agreement.

9.	NO AGENCY OR PARTNERSHIP

9.1	This Agreement shall not operate to constitute the Franchisee as a partner agent or representative of the Franchisors and the Franchisee shall not represent itself as such agent nor represent itself as having any power or authority to incur any obligation of any nature express or implied on behalf of the Franchisors and shall not bind or pledge the credit of the Franchisors or attempt or purport to do any of such things.

10.	TERMINATION

10.1	If the Franchisee breaches any of terms and conditions as herein provided, the Franchisors shall give a written notice to the Franchisee specifying the breach of any obligations to be performed and observed by the Franchisee herein provided and requiring the Franchisee to remedy or rectify the same within such reasonable period of time at the discretion of the Franchisors taking into consideration of the nature of the breach and in any event not less than seven days from the date of such notice. If the Franchisee fails to remedy or rectify the breach, then the Franchisors shall be entitled to terminate this Agreement by giving not less than seven days’ prior written notice to the Franchisee.

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10.2	If, on the occurrence of any of the following events, the Franchisors may terminate this Agreement summarily and without giving any prior notice to the Franchisee:

(a)	if the Franchisee shall fail to pay any sum payable in accordance with Clause 4 above.

(b)	if the Franchisee shall repeatedly fail to maintain a reasonable standard of the operation of Business in accordance with such reasonable instructions and advice by the Franchisors so that in the opinion of the Franchisors the goodwill and reputation of the Trade Name will be affected;

(c)	if the Franchisee shall carry on the Business not at the Shop as previously approved by the Franchisors;

(d)	if the Franchisee shall be adjudged bankrupt in the case of an individual or go into liquidation either voluntary or compulsory (save for the purpose of reconstruction or amalgamation) in the case of a company or if a receiver shall be appointed in respect of the whole or any part of its assets or if the operator shall make an assignment for the benefit of its creditors generally;

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(e)	if the Franchisee shall, in the opinion of the Franchisors, have breached Paragraph 12 herein;

(f)	if the Franchisee shall give any Power of Attorney or similar authority whereby the donee of the Power obtains the right to use or otherwise enjoy the use of the Trade Marks;

(g)	if there is any take-over reconstruction amalgamation merger or liquidation or winding up of the Franchisee;

(h)	if any change in the person or persons who owns or own a majority of the voting shares of and in the Franchisee or otherwise has or have effective control of the Franchisee; and

10.3	On the termination of this Agreement, the Franchisee shall refrain from operating the Business and using the Trade Marks as soon as practicable. The Franchisee shall cease to use and remove all identifying matters from the premises as the Franchisors may direct effectively to distinguish the premises and such from its appearance as a designation for the operation of the Business under the Trade Name and if the Franchisee shall fail or omit to make or cause to be made such changes within seven days after written notice then the Franchisors shall have the right to enter upon the premises and to make or cause to be made such changes in the premises at the expense of the Franchisee which expense the Franchisee shall reimburse to the Franchisors upon demand.

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10.4	The accrued rights and the liabilities of the parties hereto shall not be affected upon the expiration or termination of this Agreement and shall be enforceable despite such expiration or termination.

11.	RIGHT OF INFORMATION OF SUB-FRANCHISEE

11.1	For the avoidance of doubt, the Franchisee shall supply to the Franchisors such information of the sub-franchisee as may be requested by the Franchisors.

12.	CONFIDENTIALITY AND CONFLICT OF INTEREST

12.1	The Franchisee hereby warrants to the Franchisors that:

(a)	all information arising from or in connection with the Method, the Business, the Products and the Trade Marks obtained by the Franchisee is confidential. The Franchisee shall not, whether before or after the expiration or sooner termination of this Agreement, divulge or disclose or make known to any third party such confidential information.

(b)	the Franchisee, its directors and shareholders shall not, within a period of one year after the expiration or sooner determination of this Agreement, hold any office or position, engage in, participate, carry on the business or possess more than 10% of the issued shares, whether directly or indirectly, in any business entity, shop or trade which competes with the Franchisors in the business of serving or selling Japanese-style noodle within the territory of Canada.

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(c)	Upon signing of this Agreement, the Franchisee shall procure its directors and shareholders to execute a Letter of Indemnity in favour of the Franchisors in respect of Paragraphs 12.1 (a) and (b) in the form as attached hereto as Annexure I.

12.2	The Directors and Shareholders of the Franchisee shall not, during the continuance of this Agreement, engage whether directly or indirectly in any business of ramen, noodle or spaghetti or similar food services other than AJISEN RAMEN in Canada.

13.	INDEMNITY

13.1	Notwithstanding any other remedy the Franchisors may here under this Agreement, the Franchisee hereby agrees to indemnify the Franchisors before and after the expiration or termination of this Agreement against all damages, loss, claims, demands, expenses, costs and liabilities which the Franchisors may have incurred or sustained owing to the breach, default and/or neglect of the Franchisee, its employees, servants or agents of any terms, conditions and obligations as provided in this Agreement.

14.	NOTICE

14.1	Any notice required to be served hereunder shall be sufficiently served on the other party if delivered to it at its last known business address by registered post or left on the Premises or by facsimile. A notice sent by post shall be deemed to be given at the time when in due course of post it would be delivered at the address to which it is sent. In the event of a change in business address or facsimile number, each party shall inform the other of any such change within one month of such change.

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15.	ENTIRE AGREEMENT

15.1	The parties hereby acknowledge this Agreement constitutes the entire agreement between the parties and replaces all previous agreement both verbal or written between them.

15.2	The invalidity or unenforceability of any part of this Agreement shall not prejudice or affect the validity or enforceability of the remainder of the Agreement.

15.3	In this Agreement unless the context otherwise requires and where not inapplicable:

(a)	“year”, “yearly”, “month” and “monthly” refer respectively to a calendar year and a calendar month.

(b)	words importing the masculine female or neuter gender include the others of them and words importing the singular number include the plural number and vice versa.

(c)	the word “person” includes an individual, a partnership, a company or other corporate or unincorporated body.

16.	JURISDICTIONS & LEGAL COSTS

16.1	The interpretation and enforcement of the terms of this Agreement shall be governed by and subject to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China and the parties hereto irrevocably submit themselves to the exclusive jurisdiction of the courts of the Hong Kong Special Administrative Region of the People’s Republic of China.

16.2	The legal cost for the preparation and execution of this Agreement shall be borne by the Franchisors. In this Agreement Messrs. Pang, Kung & Co. only act for the Franchisors and the Franchisee is reminded of its right to seek independent legal advice.

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IN WITNESS the hands of the parties hereto the day and year first above written:

SIGNED for and on behalf of the Franchisor By Hong Kong in the presence of:	) ) ) ) ) )	For and on behalf of /s/ AJISEN OVERSEAS FRANCHISING COMPANY LIMITED

SIGNED for and on behalf of the Head Franchisor by Hong Kong in the presence of:	) ) ) ) ) )	/s/ SHIGEMITSU INDUSTRY CO., LTD.

SIGNED for and on behalf of the Franchisee by in the presence of:	) ) ) ) ) )	/s/ AJISEN RAMEN (CANADA) INC.

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SCHEDULE A

Shop 1 :MARKHAM

Address: 7010 Warden Avenue, Unit 23 & 25 Markham, Ontario Canada L3R 5Y3

Tel: +1-905-470-6318

Shop 2: YONGE ST.

Address: 5229 Yonge Street, North York, Ontario Canada M2N 5P8

Tel:+1-416-223-0618

Shop 3: SPADINA.

Addess: 332 Spadina A venue, Toronto, Ontario, Canada M5T2G2

Tel: +1-416-977-8080

Shop 4: KENNEDY SQUARE

Address: New Kennedy Square, 8360 Kennedy Road units 87 - 90 Markham,

Ontario L3R 9W4

Tel: +1-905-604-829

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ANNEXURE I

To :

Date :

Dear Sirs,

Re :	Letter of Indemnity

In consideration of your executing the Franchise Agreement AJISEN RAMEN CANADA INC., we hereby agree that we shall be bound by Paragraphs 12.1 (a) and (b) of the said Franchise Agreement and shall indemnify you Franchisors personally against any loss damages or claims for any breach of the said Paragraphs on our part.

Yours faithfully,

/s/ AJISEN RAMEN (CANADA) INC.
(to be signed by each director/shareholder of the Franchisee)

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